EXHIBIT 4.6
USEC Inc.
EMPLOYEE RESTRICTED STOCK AWARD AGREEMENT
(Stock in Lieu of Annual Incentive)
RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) dated as of <<Date>> (the “Date of Grant”), between USEC Inc., a Delaware corporation (the “Company”) and (the “Participant”):
R E C I T A L S:
The Company has adopted the USEC Inc. 1999 Equity Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
The Committee has determined that it is in the best interests of the Company and its shareholders to grant the restricted stock award provided for herein to the Participant pursuant to the Plan and the terms set forth herein as an increased incentive to contribute to the Company’s future success and prosperity.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1. Grant of the Award. (a) The Company hereby grants to the Participant an Award (the “Award”) of Shares of Restricted Stock (the “Restricted Shares”), subject to the terms and conditions set forth in this Agreement and the Plan. Subject to Section 3, certificates evidencing the Restricted Shares shall be issued by the Company and registered in the name of the Participant on the stock transfer books of the Company. However, certificates issued with respect to Restricted Shares shall be held by the Company in escrow under the terms hereof. Such certificates shall bear the legend set forth in Subsection (c) below or such other appropriate legend as the Committee shall determine, which legend shall be removed only if and when the Restricted Shares vest as provided herein, at which time the certificates shall be delivered to the Participant. As a condition to the issuance of Shares pursuant to this Award, the Participant shall deliver to the Company the attached stock powers duly endorsed in blank. Upon the issuance of Shares hereunder, the Participant shall be entitled to vote the Restricted Shares, and shall be entitled to receive, free of all restrictions, ordinary cash dividends and dividends in the form of Shares thereon. The Participant’s right to receive any extraordinary dividends or other distributions with respect to Restricted Shares prior to their becoming nonforfeitable shall be at the sole discretion of the Committee, but in the event of any such extraordinary event, the Committee shall take such action as is appropriate to preserve the value of, and prevent the unintended enhancement of the value of, the Restricted Shares.
(b) In order to comply with any applicable securities laws, the Company may require the Participant (i) to furnish evidence satisfactory to the Company (including a written and signed representation letter) to the effect that the Restricted Shares were acquired for investment only and not for resale or distribution and (ii) to agree that the Restricted Shares shall only be sold by the Participant following registration under the Securities Act of 1933, as amended, or pursuant to an exemption therefrom.
(c) Unless otherwise determined by the Committee, any certificate issued in respect of the Restricted Shares prior to the lapse of any outstanding restrictions relating thereto shall bear the following legend:
This certificate and the shares of stock represented hereby are subject to the terms and conditions, including the forfeiture provisions and restrictions against transfer (the “Restrictions”), contained in the USEC Inc. 1999 Equity Incentive Plan (the “Plan”) and an agreement entered into between the registered owner and the Company (the “Agreement”). Any attempt to dispose of these shares in contravention of the applicable restrictions, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, shall be null and void and without effect.”
2. Vesting. Subject to Section 3 hereof, the restrictions on transfer of the Restricted Shares shall lapse and the Restricted Shares shall become vested and nonforfeitable on the first anniversary of the Date of Grant.
3. Termination of Employment. (a) In the event that the Participant’s employment with the Company is terminated for Cause or the Participant voluntarily terminates employment or in the event that the Participant breaches the covenants set forth in Section 8, all Restricted Shares held by the Participant as of the date of such termination shall be canceled and forfeited for no consideration on the date of the Participant’s termination of employment.
(b) In the event that the Participant’s employment with the Company is terminated by the Company without Cause or by reason of death, Disability or Retirement, unless the Committee provides otherwise at the time of termination, all Restricted Shares held by the Participant as of the date of such termination shall become vested and nonforfeitable.
4. Change in Control. Upon a Change in Control of the Company, the unvested portion of the Restricted Shares shall become vested and nonforfeitable.
5. Nontransferability. The Restricted Shares are not nontransferable and may not be sold, assigned, transferred, disposed of, pledged or otherwise encumbered by the Participant, other than by will or the laws of descent and distribution until such Restricted Shares become nonforfeitable in accordance with the provisions of this Agreement. Any Participant’s successor (a “Successor”) shall take rights herein granted subject to the terms and conditions hereof. No such transfer of the Restricted Shares to any Successor shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by such Successor of the terms and conditions hereof.
6. No Right to Continued Employment. Neither the Plan nor this Agreement shall confer on the Participant any right to continued employment with the Company
7. Withholding. The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect of the Restricted Shares, an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Shares. Such payment shall be made in the form of cash, Shares already owned or otherwise issuable upon the lapse of restrictions, or in a combination of such methods, as irrevocably elected by the Participant prior to the applicable tax due date with respect to such Restricted Shares. The Participant shall promptly notify the Company of any election made pursuant to Section 83(b) of the Code.
8. Confidential Information and Trade Secrets. The Participant and the Company agree that certain materials, including, but not limited to, information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, the Participant will not at any time during or after the Participant’s employment with the Company disclose or use for the Participant’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to information which is not unique to the Company or any of its Affiliates or which is generally known to the industry or the public other than as a result of the Participant’s breach of this covenant. The Participant agrees that upon termination of employment with the Company for any reason, the Participant will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates, except that the Participant may retain personal notes, notebooks and diaries. The Participant further agrees that the Participant will not retain or use for the Participant’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates.
9. Remedies. The Participant acknowledges that a violation or attempted violation on the Participant’s part of Section 8 will cause irreparable damage to the Company, and the Participant therefore agrees that the Company shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by the Participant or the Participant’s employees, partners or agents. The Participant agrees that such right to an injunction is cumulative and in addition to whatever other remedies the Company may have under law or equity.
10. Failure to Enforce Not A Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.
12. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.
13. Notices. Any notice, request, instruction or other document given under this Agreement shall be in writing and shall be addressed and delivered, in the case of the Company, to the Secretary of the Company at the principal office of the Company and, in the case of the Participant, to the Participant’s address as shown in the records of the Company or to such other address as may be designated in writing by either party.
14. Award Subject to Plan; Amendments to Award. This Award is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Agreement will govern and prevail.
15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement. By execution of this Agreement, the Participant acknowledges receipt of a copy of the Plan.

USEC Inc.
By
W. Lance Wright
Senior Vice President

Name